UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 27, 2007
Artes Medical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-0870808

(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)
5870 Pacific Center Boulevard
San Diego, California 92121
(Address of principal executive offices, with zip code)
(858) 550-9999
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On April 10, 2007, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Artes Medical, Inc. (the “Company”) adopted an Annual Bonus Incentive Plan (the “Bonus Plan”) for the Company’s executive officers and other eligible employees. The Bonus Plan is designed to align each eligible employee’s efforts with the Company’s financial, operational and strategic goals by providing an opportunity for the employee to earn an annual cash bonus with amounts determined by overall achievement of corporate goals and individual goals. The Bonus Plan will be governed by the Compensation Committee. The Company’s Chief Executive Officer and President, with assistance from the Company’s Senior Director of Human Resources and Executive Chairman, will be responsible for administrating the Bonus Plan. All employees, including our executive officers, are eligible to participate in the Bonus Plan if they have been a full-time employee for three consecutive months prior to the end the fiscal year, had an acceptable performance rating on their most recent performance review and are not on a performance improvement plan.
     The Compensation Committee is responsible for setting the target bonus amounts for our executive officers and other eligible employees. The actual bonus amounts paid to an eligible employee will be based on two equally weighted performance measures, corporate goals and individual goals. The Company’s Chief Executive Officer is responsible for recommending specific written corporate goals for the Bonus Plan year, which goals are subject to approval by the Compensation Committee. The Company’s senior executives will establish departmental goals for each of their respective departments, which goals are subject to approval by the Company’s Chief Executive Officer. The Company’s department managers will work with their departments to set the appropriate objectives for their team and individual goals for each eligible employee.
     After the end of each fiscal year, the Compensation Committee will be responsible for approving the actual bonus amounts to be awarded. To assist the Compensation Committee, each year: (i) the Chief Executive Officer will provide the Compensation Committee with documentation regarding full or partial achievement of each corporate goal, along with a recommended percentage reflecting the Company’s overall achievement of the corporate goals, (ii) each employee will provide a written summary of their success in achieving their individual goals, including a proposed overall percentage accomplishment, (iii) the employee’s supervisor will write a final assessment and determine the overall percent accomplishment by the employee and the supervisor’s evaluation will be reviewed by the Senior Director of Human Resources and approved by the Chief Executive Officer. The average of the corporate goals success percentage and the individual goals success percentage will be multiplied by the employee’s target bonus amount to calculate the actual bonus amount paid to the employee. The Compensation Committee will evaluate and approve the bonuses paid to the Company’s Executive Chairman, its Chief Executive Officer and its other executive officers. Actual amounts payable can range from 0 to 100% of the bonus target amounts, based upon the extent to which performance under each criterion meets, exceeds or is below target. To reward exceptional performance in certain circumstances, the Compensation Committee may determine that a supplemental bonus in excess of the target bonus is appropriate and justified. However, individual incentive payments are not an entitlement and may be decreased at the sole discretion of the Compensation Committee. The Company may terminate the Bonus Plan at any time, and may alter the terms and conditions under which the bonus awards are set, calculated or paid.
     A copy of the Bonus Plan is furnished herewith as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

10.1	Artes Medical, Inc. Annual Bonus Incentive Plan, dated April 10, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Dated: April 27, 2007

Artes Medical, Inc.
By:	/s/ Karla R. Kelly
Karla R. Kelly
Chief Legal Officer, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Artes Medical, Inc. Annual Bonus Incentive Plan dated April 10, 2007.